UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2005

Robert Half International Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-10427	94-1648752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2884 Sand Hill Road, Menlo Park, CA	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 234-6000

NO CHANGE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Approval of Stock Incentive Plan

On May 3, 2005, following stockholder approval at the Company’s Annual Meeting of Stockholders, the Stock Incentive Plan (The “Plan”) became effective and replaced the Company’s five then existing equity plans. Employees (including officers), consultants and directors of the Company and its subsidiaries and affiliates are eligible to participate under the Plan.

The Plan provides for the grant of stock options (both nonstatutory and incentive stock options), restricted stock, stock units, and stock appreciation rights. Awards under the Plan will be evidenced by an agreement with the Plan participant or a notice to the Plan participant. 10,000,000 shares of the Company’s Common Stock (“Shares”) are available for awards under the Plan. Under the Plan, no participant may be granted awards covering in excess of 2,000,000 Shares per fiscal year, and nonemployee directors may be granted awards covering no more than 15,000 Shares per fiscal year. Such Share amounts may be adjusted by the Plan administrator in the event of stock splits and other events.

Awards under the Plan to the Company’s officers (within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934 (the “Exchange Act”)) must be made subject to a performance condition utilizing the Company’s diluted earnings per share as a performance goal.

Under the Plan, all awards granted to a participant fully vest upon the participant’s death or termination due to total and permanent disability (as defined in the Plan). In addition, all awards granted to an individual who is subject to Section 16 of the Exchange Act also vest upon a change in control or such individual’s retirement (as such terms are defined in the Plan). Each stock option or stock appreciation right held by an individual who is subject to Section 16 of the Exchange Act that vests as described in this paragraph will remain outstanding until the earlier of its exercise or its remaining term.

The Board or Compensation Committee of the Board (the “Compensation Committee”) may amend the Plan at any time, subject to any required stockholder approval. The Board or Compensation Committee may terminate the Plan at any time, and the Plan is currently set to terminate at the 2008 Annual Meeting of Stockholders unless re-adopted or extended by the stockholders prior to or on such date.

The foregoing description of the Plan is only a summary and is qualified in its entirety by reference to the Plan, which is filed as an exhibit hereto.

Approval of Annual Performance Bonus Plan

On February 15, 2005, the Board approved the amendment and restatement, effective May 3, 2005, of the Company’s Annual Performance Bonus Plan (the “Performance Plan”), subject to approval by the Company’s stockholders. At the Company’s Annual Meeting of Stockholders held on May 3, 2005, the Company’s stockholders approved the Performance Plan.

The Performance Plan provides for the annual grant of performance-based cash bonuses to elected executive officers and to such other senior executives as may be designated from time to time by the Performance Plan administrator (currently the Compensation Committee). Bonuses are paid based on the Company’s performance against a diluted earnings per share target set by the Performance Plan administrator at the beginning of the performance period. The Performance Plan administrator has the authority to alter, amend or discontinue the Performance Plan at any time without stockholder approval, except as required by applicable law. No individual may receive a bonus in any year in excess of $9,000,000.

Material changes from the prior version of the Performance Plan are:

•	The Performance Plan administrator no longer has the discretion to pay bonuses in shares of Company stock rather than cash.

•	Diluted earnings per share for purposes of calculating any bonus shall be determined without regard to the effect of mergers, acquisitions, dispositions and material restructuring of the Company’s business occurring after the target diluted earnings per share was established.

•	Previously, the maximum bonus payable to an individual in any year was four times the highest bonus paid with respect to 1999 (a maximum possible bonus of $6,374,324). This has been changed to approximately three times the highest bonus paid with respect to 2004 (a maximum possible bonus of $9,000,000).

The foregoing description of the Performance Plan is only a summary and is qualified in its entirety by reference to the Performance Plan, which is filed as an exhibit hereto.

Item 9.01    Financial Statements and Exhibits.

(c)    Exhibits

Exhibit	Description

99.1	Stock Incentive Plan.

99.2	Annual Performance Bonus Plan.

99.3	Stock Incentive Plan—Form of Restricted Share Agreement for Executive Officers.

99.4	Stock Incentive Plan—Form of Stock Option Agreement for Executive Officers.

99.5	Stock Incentive Plan—Form of Restricted Share Agreement for Outside Directors.

99.6	Stock Incentive Plan—Form of Stock Option Agreement for Outside Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Robert Half International Inc.

Date: May 4, 2005	By:	/s/ M. Keith Waddell
	Name:	M. Keith Waddell
	Title:	Vice Chairman, President and Chief Financial Officer